Wireless Ronin Reports 2009 First Quarter Results Reflecting Reduced Cash Utilization and Continued Market Expansion with Key Clients
Key 2009 first quarter highlights include:
•	Reduces quarterly cash burn to $2.4 million in first quarter of 2009 compared to $3.9 million and $4.4 million in fourth and third quarter of 2008, respectively.
•	Completes 35 KFC installs located in Las Vegas bringing the total install count to 124.
•	Improves gross profit margin to 19 percent in first quarter of 2009 from 12 percent in fourth quarter of 2008.
•	Reduces Non-GAAP operating loss by $0.5 million from the previous quarter.
•	Darin McAreavey, technology industry veteran, joins company as Chief Financial Officer
MINNEAPOLIS — May 7, 2009 — Wireless Ronin Technologies Inc. (NASDAQ: RNIN), a leader in digital signage solutions, today announced its financial results for the first quarter of 2009.
First Quarter Results
The Company reported revenue of $1.4 million for the first quarter of 2009, a 26 percent decrease from $1.9 million in the first quarter of 2008. The Company also reported a first quarter 2009 net loss of $2.9 million compared to a net loss of $4.2 million in the year-ago quarterly period, or a basic and diluted loss per share of $0.20 and $0.29, respectively. The year-over-year improvement in the net loss for the 2009 first quarter resulted primarily from the reductions in workforce taken in both the third and fourth quarter of 2008. First quarter 2009 results also included costs of approximately $187,000, or $0.01 per basic and diluted share, of non-cash stock compensation expense related to FAS123R compared to approximately $395,000, or $0.03 per basic and diluted share, in 2008.
Non-GAAP operating loss was $2.3 million or $0.16 per basic and diluted share in the first quarter of 2009 compared to a Non-GAAP operating loss of $3.7 million or $0.25 per basic and diluted share in the first quarter of 2008. Non-GAAP operating loss is defined as the GAAP operating loss with the add-back of certain items. These items include a severance charge totaling $237,000 or $0.02 per basic and diluted share for the first quarter of 2009 compared to $120,000 or $0.01 per basic and diluted share recorded in the first quarter of 2008. The reconciliation to the GAAP operating loss on a quarterly and full year basis is contained in a table following the financial statements accompanying this release.
For the first quarter of 2009, gross margin averaged 19 percent, compared to a gross margin of 21 percent in the first quarter of 2008. The gross margins in both periods continue to be negatively impacted by a net loss from the Company’s Network Operations Center, or NOC and other one-time charges. Excluding these adjustments, the Company’s Non-GAAP gross margin would have been 27 percent for the first quarter of 2009 and 24 percent for the first quarter of 2008.
Cash and marketable securities, including restricted cash at March 31, 2009 totaled approximately $11.7 million compared to $14.0 million at the end of 2008. The decline in cash and marketable securities reflects the funding of the company’s operations during the first quarter of 2009. “The Company’s first quarter operating results for 2009 when compared to the fourth quarter 2008 reflects the continued focus management has on its operating expenses in an effort to preserve cash while operating in what is proving to be a very challenging business environment. As a management team, we are very committed to making this a high priority throughout 2009 as we are constantly looking at ways to better align our expenses with our current and forecasted revenues,” said Darin McAreavey, Wireless Ronin Technologies’ vice president and chief financial officer.
James C. (Jim) Granger, president and chief executive officer of Wireless Ronin Technologies said, “Because of the economic conditions, the first quarter of 2009 has proven to be difficult for many businesses and Wireless Ronin was no exception. Despite these difficulties we continue to make progress on creating a long term cost structure that can lead to increased value. We feel a key to creating this cost structure is a more complete integration of our Canadian and US operations under a simplified and streamlined model. Individual customers have their own unique set of mission critical needs and business drivers and our organizational structure now supports these different needs with a lower cost model. We believe the changes we have made will uniquely position us in the industry to take advantage of the spending that will occur. I continue to be optimistic that we are making the right moves now to position the Company for long term success.”
A conference call to review first quarter and full year results is scheduled for today at 3:30 p.m. (CT). A live webcast of Wireless Ronin’s earnings conference call can be accessed on the Investor section of its corporate web site at www.wirelessronin.com. Alternatively, a live broadcast of the call may be heard by dialing (888) 633-9563 inside the United States or Canada, or by calling (706) 679-6372 from international locations. An operator will direct you to the Wireless Ronin conference call. A webcast replay of the call will be archived on

Wireless Ronin’s corporate web site. An archive of the call is also accessible via telephone by dialing (800) 642-1687 domestically and (706) 645-9291 internationally with pass code 95018679. The conference call archive will be available through June 7, 2009.
About Wireless Ronin Technologies
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. Wireless Ronin provides clients with a complete, turnkey digital signage system which allows the ability to manage a digital signage network from one central location. The RoninCast® digital signage software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, and training. The Company’s common stock trades on the NASDAQ Global Market under the symbol “RNIN.”
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, on March 13, 2009.
Contact:
Investor
Darin McAreavey, vice president and chief financial officer
dmcareavey@wirelessronin.com
(952) 564 - 3525
Media
Linda Hofflander, vice president and chief marketing officer
lhofflander@wirelessronin.com
(952) 564 - 3562
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WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share information)

	March 31,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,334	$5,294
Marketable securities — available-for-sale	2,901	8,301
Accounts receivable, net of allowance of $76 and $92	1,513	1,823
Income tax receivable	12	12
Inventories	341	462
Prepaid expenses and other current assets	147	265

Total current assets	13,248	16,157
Property and equipment, net	1,723	1,918
Restricted cash	450	450
Other assets	33	35

TOTAL ASSETS	$15,454	$18,560

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of capital lease obligations	$52	$71
Accounts payable	833	1,068
Deferred revenue	170	181
Accrued liabilities	992	1,067

TOTAL LIABILITIES	2,047	2,387

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY

Capital stock, $0.01 par value, 66,667 shares authorized Preferred stock, 16,667 shares authorized, no shares issued and outstanding	—	—
Common stock, 50,000,000 shares authorized; 14,850 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	148	148
Additional paid-in capital	80,837	80,650
Accumulated deficit	(67,115)	(64,212)
Accumulated other comprehensive loss	(463)	(413)

Total shareholders’ equity	13,407	16,173

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$15,454	$18,560

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2009	2008

Sales
Hardware	$503	$763
Software	166	98
Services and other	764	1,072

Total sales	1,433	1,933

Cost of sales
Hardware	451	635
Software	—	—
Services and other	709	899

Total cost of sales (exclusive of depreciation and amortization shown separately below)	1,160	1,534

Gross profit	273	399

Operating expenses:
Sales and marketing expenses	831	1,220
Research and development expenses	391	454
General and administrative expenses	1,795	2,936
Depreciation and amortization expense	199	251

Total operating expenses	3,216	4,861

Operating loss	(2,943)	(4,462)

Other income (expenses):
Interest expense	(3)	(7)
Interest income	43	272

Total other income	40	265

Net loss	$(2,903)	$(4,197)

Basic and diluted loss per common share	$(0.20)	$(0.29)

Basic and diluted weighted average shares outstanding	14,850	14,544

WIRELESS RONIN TECHNOLOGIES, INC.
2009 SUPPLEMENTARY QUARTERLY FINANCIAL DATA
(In thousands, except percentages and per share amounts)
(Unaudited)
Supplementary Data

		2008				2009

Statement of Operations	Q1	Q2	Q3	Q4	TOTAL	Q1
Sales	$1,934	$1,596	$1,950	$1,902	$7,382	$1,433

Cost of sales	1,535	1,534	1,847	1,673	6,589	1,160

Operating expenses	4,861	5,180	4,854	7,210	22,105	3,216

Interest expense	7	7	5	4	23	3

Other income, net	(272)	(165)	(122)	(84)	(643)	(43)

Net loss	$(4,197)	$(4,960)	$(4,634)	$(6,901)	$(20,692)	$(2,903)

Stock compensation expense (included in operating expenses)	395	306	201	411	1,313	187

Weighted average shares	14,544	14,578	14,764	14,768	14,664	14,850

Reconciliation Between GAAP and Non-GAAP Operating Loss

GAAP operating loss	$(4,462)	$(5,118)	$(4,751)	$(6,981)	$(21,312)	$(2,943)

Adjustments:
Depreciation and amortization	251	337	296	342	1,226	199
Old building remaining lease obligation write-off	—	—	—	56	56	—
Termination partnership agreement	—	—	—	50	50	—
Stock-based compensation expense	395	306	201	411	1,313	187
Impairment of network equipment held for sale	—	—	—	1,766	1,766	—
Impairment of intangible assets	—	—	—	1,265	1,265	—
Severance	120	353	286	274	1,033	237

Total operating expense adjustment	766	996	783	4,164	6,709	623

Non-GAAP operating loss	$(3,696)	$(4,122)	$(3,968)	$(2,817)	$(14,603)	$(2,320)

Non-GAAP operating loss per common share	$(0.25)	$(0.28)	$(0.27)	$(0.19)	$(1.00)	$(0.16)

Reconciliation Between GAAP and Non-GAAP Gross Profit Margin

GAAP sales	$1,934	$1,596	$1,950	$1,902	$7,382	$1,433
Deferred customer revenue	—	80	—	—	80	—
Network operations center	(96)	(39)	(99)	(100)	(334)	(71)

Non-GAAP sales	1,838	1,637	1,851	1,802	7,128	1,362

GAAP cost of sales	1,535	1,534	1,847	1,673	6,589	1,160
Deferred customer costs	48	51	—	—	99	—
Inventory adjustment	—	—	—	(65)	(65)	—
Network operations center	(191)	(281)	(318)	(257)	(1,047)	(169)

Non-GAAP cost of sales	1,392	1,304	1,529	1,351	5,576	991

Non-GAAP gross profit	$446	$333	$322	$451	$1,552	$371

GAAP gross profit margin	20.6%	3.9%	5.3%	12.0%	10.7%	19.1%
Non-GAAP gross profit margin	24.3%	20.3%	17.4%	25.0%	21.8%	27.2%